AMENDED AND RESTATED

OFFER TO PURCHASE FOR CASH

150,000 Shares

OF

Common Stock of American Spectrum Realty, Inc

AT

$5.10 PER SHARE

BY

Series A (AQQ) of Tender Investors, LLC, a Delaware series limited liability company

“THE PURCHASER”

THE OFFER, WITHDRAWAL RIGHTS, AND PRORATION PERIOD WILL EXPIRE AT 11:59 P.M. EASTERN TIME, ON July 27, 2010 (“THE EXPIRATION DATE”) UNLESS THE OFFER IS EXTENDED.

-i-

To the shareholders of American Spectrum Realty, Inc. (“Corporation”):

The Purchaser hereby seeks to acquire 150,000 shares of common stock of the Corporation (the “Shares”).  The Purchaser is not affiliated with the Corporation or its management.  The Purchaser hereby offers to purchase 150,000 Shares at a purchase price equal to $5.10 per share less the amount of any dividends declared or made with respect to the Shares between June 1 and July 27, or such other date to which this offer may be extended (the "Expiration Date"), in cash, without interest, upon the terms and subject to the conditions set forth in this offer to purchase (the "Offer to Purchase") and in the related Assignment Form, as each may be supplemented or amended from time to time (which together constitute the "Offer").  As noted above, the Offer price would be subject to reduction for dividends made or declared prior to the Expiration Date.  If at least ten business days do not remain in the offer at the time such a distribution is announced, then the Offer will be extended for ten business days after such distribution is announced.  Any dividends made or declared after the Expiration Date would, by the terms of the Offer and as set forth in the Assignment Form, be assigned by tendering Shareholders to the Purchaser.

Tender of Shares will include the tender of any and all securities into which the Shares may be converted and any securities distributed with respect to the Shares from and after the Offer Date.

The Corporation had an aggregate of 1,461,397 shares outstanding as of December 31, 2009, according to its Annual Report on Form 10-K for the year ended December 31, 2009.  On May 7, 2010, each shareholder received one additional share of common stock for every outstanding share held.  As reported on its Quarterly Report on Form 10-Q dated May 10, 2010, the Corporation had an aggregate of 2,2922,794 shares outstanding post stock dividend.  Based on the information provided in the Corporation’s Definitive Proxy Statement filed on Form DEF 14A on April 1, 2010, directors and executive officers as a group held 783,557 shares, equivalent to 1,567,114 post stock dividend.  The 150,000 Shares subject to the Offer constitute 11.1% of the outstanding Shares other than those held by directors and executive officers as a group or 5% of the total shares outstanding.  Consummation of the Offer, if all Shares sought are tendered, would require payment by the Purchaser of $765,000 in aggregate purchase price, which the Purchaser intends to fund out of binding capital commitments from its members for which each of the members has more than sufficient capital.

Holders of Shares ("Shareholders") are urged to consider the following factors:

•  The Offer will provide Shareholders with an opportunity to liquidate their investment without the usual transaction costs associated with market sales.  Shareholders may have a more immediate need to use the cash now tied up in an investment in the Shares and may wish to sell them to the Purchaser.

•  The Corporation was notified on May 12, 2010 that it was successful in its appeal of its prospective delisting from the NYSE AMEX (“Exchange”), and would therefore retain its listing on the Exchange.  However, there is no assurance that the Exchange will not recommend delisting again at some future time.

•  The Purchaser is making the Offer for investment purposes and with the intention of making a profit from the ownership of the Shares.  In establishing the purchase price of $5.10 per Share, the Purchaser is motivated to establish the lowest price that  might be acceptable to Shareholders consistent with the Purchaser’s objectives.  The current public market for the Shares is significantly above the amount of the offer.  At closing the day before the offer, the quoted share price was $8.80.   The Purchaser has no accurate means for determining the actual present value of the Shares, no estimate of current value of the assets of the Corporation at fair market value has been provided by the Corporation or estimated by the Purchaser.  There can be no assurance as to the timing or amount of any future Corporation dividends.

•  Should a significant number of shareholders attempt to sell their shares instead of accepting this offer it could be that market pricing would be pushed down to an unknown level based on the increase in supply of shares above and beyond the typical daily, weekly, monthly or even quarterly volume.  The average daily volume based on the last three months is approximately 2,500 shares per day.  It is the belief of the Purchaser that an increase in sales volume from that level could well have the effect of reducing share prices on the open market.

-ii-

•  The Depositary, Tender Manager Depositary, LLC, is an affiliate of the Purchaser.  No independent party will hold securities tendered until the offer closes and payment is made.  Because there is no independent intermediary to hold the Purchaser’s funds and tendered securities, the Purchaser may have access to the securities before all conditions to the Offer have been satisfied and selling Shareholders have been paid; however, neither the Depositary nor the Purchaser has any rights with respect to the Shares prior to the Expiration Date and acceptance by the Purchaser for payment.  Further, by tendering your Shares, you are agreeing  that in any legal action brought to resolve any disputes that may arise between you and the Purchaser or the Depositary, the prevailing party in any such action will be entitled to recover attorney fees and costs.

•  The Purchaser may accept only a portion of the Shares tendered by a Shareholder if a total of more than 150,000 Shares are tendered.

THE OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.  IF MORE THAN 150,000 SHARES ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASER WILL ACCEPT  150,000 SHARES FROM TENDERING SHAREHOLDERS ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN.  A SHAREHOLDER MAY TENDER ANY OR ALL SHARES OWNED BY SUCH SHAREHOLDER.

The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, subject to the restriction below, (ii) upon the occurrence of any of the conditions specified in Section 13 of this Offer to Purchase and prior to the Expiration Date, to terminate the Offer and not accept for payment any Shares, and (iii) to amend the Offer in any respect prior to the expiration date.  Notice of any such extension, termination, or amendment will promptly be disseminated to Shareholders in a manner reasonably designed to inform Shareholders of such change in compliance with Rule 14d-4(d)(1) under the Securities Exchange Act of 1934 (the "Exchange Act").  In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

IMPORTANT

Any Shareholder desiring to tender any or all of such Shareholder's Shares should complete and sign the Assignment Form (a copy of which is enclosed with this Offer to Purchase) in accordance with the instructions in the Assignment Form and mail, deliver or telecopy the Assignment Form and any other required documents to Tender Manager Depositary, LLC,  an affiliate of the Purchaser, at the address or facsimile number set forth below.

Address: 1819 E. Morton, Suite 190, Phoenix, AZ 85020

Facsimile: (602) 870-9122

E-Mail Address: offers@tendermanagerllc.com

Questions or requests for assistance or additional copies of this Offer to Purchase or the Assignment Form may be directed to the Purchaser at (602) 331-0721.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE ASSIGNMENT FORM.  NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

The Corporation is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission ("Commission") relating to its business, financial condition and other matters.  Such reports and other information are available on the Commission's electronic data gathering and retrieval (EDGAR) system, at its internet web site at http://www.sec.gov/edgar/searchedgar/companysearch.html or may be inspected at the public reference facilities maintained by the Commission at 100 F Street, NE, Room 1580, Washington, D.C. 20549.  Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

The Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer.  Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.

-iii-

-iv-

SUMMARY TERM SHEET

The Purchaser is offering to purchase up to 150,000 Shares for $5.10 per Share in cash.  The following are some of the questions that you, as a Shareholder of the Corporation, may have and answers to those questions.  As used in this Offer to Purchase, the terms “Purchaser”, “we” or “us” refer to Series A (AQQ) of Tender Investors, LLC, a Delaware series limited liability company.  The information in this summary is not complete, and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Assignment Form.

WHO IS OFFERING TO BUY MY SECURITIES?

The offer to purchase your Shares is being made by Series A (AQQ) of Tender Investors, LLC, a Delaware series limited liability company.  The Purchaser is a real estate investment fund.  Tender Investors Manager, LLC is the manager of the Purchaser The Purchaser is not affiliated with the Corporation or its management.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

We are seeking to purchase up to 150,000 Shares of the Corporation’s common stock.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

We are offering to pay $5.10 per Share, net to you in cash, less the amount of any dividends declared or made with respect to the Shares between June 1, 2010 and the date the Offer expires.  The Offer price would be reduced by the amount of dividends made or declared prior to the Expiration Date. If at least ten business days do not remain in the offer at the time such a distribution is announced, then the Offer will be extended for ten business days after such distribution is announced.  Any dividends made or declared after the Expiration Date would, by the terms of the Offer and as set forth in the Assignment Form, be assigned by tendering Shareholders to the Purchaser.  If you hold your Shares directly as the registered owner and you tender your Shares in the Offer, you will not have to pay brokerage fees or similar expenses.  If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and the holder of your Shares tenders them on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so.  You should consult the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to determine whether any charges will apply.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

If the total amount of Shares sought is purchased, the Purchaser’s capital commitment will be approximately $765,000.  The Purchaser has in excess of $1 million in total assets at its disposal to fund payment to selling Shareholders.  The Purchaser currently has sufficient binding capital commitments to fund all of its commitments under this Offer.

IS THE FINANCIAL CONDITION OF THE PURCHASER RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

Because this is a cash offer that is not conditioned on financing being available, the Purchaser has more than adequate resources available to it through binding capital commitments from members with sufficient available net worth and the Purchaser has no intention to take control of the Corporation, other information concerning the Purchaser’s financial condition would seem to have little relevance to your decision.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

You will have at least until July 27, 2010, to decide whether to tender your Shares in the Offer.

WILL ALL OF THE SHARES I TENDER BE ACCEPTED BY THE PURCHASER?

The Purchaser desires to purchase up to 150,000 Shares.  If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 150,000 Shares, we will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer.  However, if more than 150,000 Shares are so tendered and not withdrawn, we will accept for payment and pay for 150,000 Shares so tendered, pro rata according to the number of Shares so tendered, adjusted by rounding down to the nearest whole number of Shares tendered by each Shareholder to avoid purchases of fractional Shares, as appropriate.  See Tender Offer -- Section 2. Acceptance for Payment and Payment for Shares; Proration.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

The Offer can be extended in our discretion.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If we extend the offer, we will make a public announcement of the extension, not later than 9:00 a.m., Eastern Time, on the day after the day on which the Offer was scheduled to expire.  You can check our website at www.tendermanagerllc.com to see if it has been extended, or check the SEC's EDGAR database.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

There are no conditions to the offer based on a minimum number of Shares tendered, the availability of financing, or the success of the offer.  However, we may not be obligated to purchase any Shares if certain conditions occur, such as legal or government actions that would prohibit the purchase.  Furthermore, we are not obligated to purchase any Shares that are validly tendered if, among other things, there is a material adverse change in the Corporation or its business.  Please see the discussion in Tender Offer - Section 13. Conditions of the Offer, for a description of all conditions.  Further, by tendering your Shares, you are agreeing  that in any legal action brought to resolve any disputes that may arise between you and the Purchaser or the Depositary, the prevailing party in any such action will be entitled to recover attorney fees and costs.

WHEN WILL YOU PAY ME FOR THE SHARES I TENDER?

Upon the Expiration of the Offer and our acceptance of the Shares you tender, we will pay you no later than three business days following receipt of confirmation from the Corporation that the Shares have been transferred, which confirmation the Purchaser expects to receive from the Corporation no more than 10 days after the receipt by the Corporation’s transfer agent of the documentation described in the instructions provided with the Assignment Form.

HOW DO I TENDER MY SHARES?

To tender your Shares, you must deliver a completed Assignment Form, to the Depositary at 1819 E. Morton, Suite 190, Phoenix, AZ 85020 no later than the time the Offer expires.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

You can withdraw previously tendered Shares at any time until the Offer has expired and, if we have not agreed to accept your Shares for payment by July 27, 2010, you can withdraw them at any time after such time until we do accept your Shares for payment.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Shares.

WHAT DOES THE CORPORATION THINK OF THE OFFER?

The Purchaser has not sought the approval or disapproval of the Corporation.  The Corporation may be expected to respond with the Corporation's position on the offer in the next two weeks.

WILL THE CORPORATION CONTINUE AS A PUBLIC COMPANY?

Yes.  The Corporation reported approximately 3,000 holders of its outstanding Shares as of February 28, 2010 in its most recent Annual Report filed on Form 10-K.  This offer cannot cause the Corporation to fall below 500 Shareholders.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

The Purchaser does not anticipate that Shares held by non-tendering Shareholders will be affected by the completion of the offer.

WHAT ARE THE PURCHASER’S FUTURE INTENTIONS CONCERNING THE CORPORATION?

The Purchaser has no present intention to seek control of the Corporation or to change the management or operations of the Corporation.  The Purchaser does not have any present intention to take action in connection with the liquidation of the Corporation or with any extraordinary transaction concerning the Corporation or its assets.  Although the Purchaser does not have any present intention to take any action with respect to management or control of the Corporation, the Purchaser reserves the right, at an appropriate time, to exercise its rights as a shareholder to vote on matters subject to a shareholder vote, including any vote affecting the sale of the Corporation's assets and the liquidation and dissolution of the Corporation.

WHAT IS THE MARKET VALUE OF MY SHARES?

The Shares have traded in the range of $6.26 to $14.75 over the 52 week period prior to the date of this offer.  Total volume traded during that 52 week period [1] was 8,289 Shares.  The Corporation previously had a share buyback program in place that was cancelled pursuant to a decision by the board of the Corporation.  It should be noted that the Purchaser has not made an independent appraisal of the Shares or the Corporation's properties, and is not an appraiser of real estate.

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

Contact: Contact the Purchaser at (602) 331-0721.

[1] Both Share price and average daily volume for the period have been adjusted to give effect to the May 7, 2010 stock dividend.

TO THE SHAREHOLDERS OF AMERICAN SPECTRUM REALTY, INC.

The Purchaser hereby offers to purchase 150,000 Shares at a purchase price of $5.10 per Share ("Offer Price"), less the amount of any dividends declared or paid with respect to the Shares between June 1, 2010, and the Expiration Date, in cash, without interest, upon the terms and subject to the conditions set forth in the Offer.  The Purchaser is unaware of any dividends declared or paid since December 31, 2007.  Shareholders who tender their Shares will not be obligated to pay any Corporation transfer fees, or any other fees, expenses or commissions in connection with the tender of Shares, unless such a fee or commission is charged by the tendering Shareholder's broker, dealer, commercial bank, trust company or other nominee.  The Purchaser will pay , all charges and expenses of the Depositary, an affiliate of the Purchaser, as depositary in connection with the Offer.

For further information concerning the Purchaser, see Section 11 below and Schedule I.  Neither the Purchaser nor the Depositary is affiliated with the Corporation or the Corporation's management.  The address of the Corporation's principal executive offices is 2401 Fountain View, Suite 510, Houston, TX  77057, Telephone: (713) 706-6200.

Establishment of the Offer Price

The Purchaser has set the Offer Price at $5.10 per Share, less the amount of any dividends declared or made with respect to the Shares between June 1, 2010 and the Expiration Date.  In determining the Offer Price, the Purchaser analyzed a number of quantitative and qualitative factors, including: (i) the speculative value of the Corporation's real estate assets due to over 50% of its leases turning over in 2010 (as reported in the most recent Form 10-K) during a time of particular uncertainty as to values due to the real estate business in general being in a period of disruption; (ii) the costs to the Purchaser associated with acquiring the Shares; and (iii) the lack of liquidity of an investment in the Corporation that would result from a future delisting from exchange trading.

The Purchaser is offering to purchase Shares at a price that is less than the current exchange traded price.  However daily volumes of shares have averaged approximately 2,500 shares and quarterly volumes do not even meet the number of shares that are offered for purchase.  The Purchaser believes that if such a number of shares should be placed for sale on the open market, the price would fall from its current level, though to what price level is uncertain.

The Corporation has within the past few years disclosed several material events, including: (i) cessation of a stock buyback program by the Corporation; and (ii) the turnover of approximately 50% of the leases in the portfolio in 2010.  The Corporation further disclosed that on March 8, 2010 it received notice from the NYSE AMEX LLC ("the Exchange") indicating that it no longer complied with the Exchange's continued listing standards due to not maintaining minimum stockholders' equity requirements as set forth in Sections 1003(a)(ii) and (iii) of the AMEX Company Guide, and that its securities are, therefore, subject to being delisted from the Exchange.  The Corporation successfully appealed this determination at a hearing before a committee of the Exchange, and the Corporation’s securities continue to be listed at this time.  However, there can be no assurance that the Corporation will continue to meet the Exchange’s continued listing standards.

The Offer Price represents the price at which the Purchaser is willing to purchase Shares.  The Purchaser arrived at the $5.10 Offer Price by considering a price at which an investment in shares of the company could reasonably expect to make a profit should: (i) the expense of tenant improvements and leasing commissions on over 50% of the leases in properties held by the Corporation require property sales or additional borrowings at high interest rates to achieve re-tenanting; and (ii) the prospect of the above-referenced releasing occur at lease rates lower than those historically in place or not occur at all within the next two years.

No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price, and no representation is made by the Purchaser or any affiliate of the Purchaser as to such fairness.  Other measures of the value of the Shares may be relevant to Shareholders.  Shareholders are urged to consider carefully all of the information contained herein and consult with their own advisers, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Shares.

The Offer is not made with any current view toward or plan or purpose of acquiring Shares in a series of successive and periodic offers.  Nevertheless, the Purchaser reserves the right to gauge the response to this solicitation, and, if not successful in purchasing 150,000  Shares pursuant to this Offer, may consider future offers.  Factors affecting the Purchaser’s future interest in acquiring additional Shares include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchaser and their investment fund affiliates, the current diversification and performance of each affiliated fund's portfolio of real estate interests, actions by unrelated parties to tender for or purchase Shares, the status of and changes and trends in the Corporation's operations, announcement of pending property sales and the proposed terms of sales, and local and national real estate and financial market developments and trends.

General Background Information

Certain information contained in this Offer to Purchase  which relates to, or represents, statements made by the Corporation or its management, has been derived from information provided in reports filed by the Corporation with the Securities and Exchange Commission.

Tendering Shareholders will not be obligated to pay transfer fees, brokerage fees, or commissions on the sale of the Shares to the Purchaser pursuant to the Offer, unless their broker, dealer, commercial bank, trust company or other nominees charges such fees or commissions.  The Purchaser will pay all charges and expenses incurred in connection with the Offer.  Tendering Shareholders should contact their broker, dealer, commercial bank, trust company or other nominees to determine if a fee or commission will be charged by such nominee for tendering on behalf of the Shareholder.  The Purchaser desires to purchase up to 150,000 Shares.  If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 150,000, we will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer.  However, if more than 150,000 Shares are so tendered and not withdrawn, we will accept for payment and pay for 150,000 Shares so tendered, pro rata according to the number of Shares so tendered, adjusted by rounding down to the nearest whole number of Shares tendered by each Shareholder to avoid purchases of fractional Shares, as appropriate.  See Tender Offer -- Section 2. Acceptance for Payment and Payment for Shares; Proration.

If, prior to the Expiration Date, the Purchaser increases the consideration offered to Shareholders pursuant to the Offer, such increased consideration will be paid with respect to all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

Shareholders are urged to read this Offer to Purchase and the accompanying Assignment Form carefully before deciding whether to tender their Shares.

TENDER OFFER

Section 1. Terms of the Offer.  Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase.  The term "Expiration Date" shall mean 11:59 PM Eastern Time, on July 27,  2010, unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire.

The Offer is conditioned on satisfaction of certain conditions.  See Section 13, which sets forth in full the conditions of the Offer.  The Purchaser reserves the right (but shall not be obligated), in its sole discretion and for any reason, to waive any or all of such conditions.  If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered, terminate the Offer and return all tendered Shares to tendering Shareholders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of Shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) to amend the Offer.  Notwithstanding the foregoing, upon the expiration of the Offer, if all conditions are either satisfied or waived, the Purchaser will promptly pay for all validly tendered Shares upon the confirmation from the Corporation that the Shares have been transferred to the Purchaser, and the Purchaser does not intend to imply that the foregoing rights of the Purchaser would permit the Purchaser to delay payment for validly tendered Shares following expiration.

The Purchaser does not anticipate and has no reason to believe that any condition or event will occur that would prevent the Purchaser from purchasing tendered Shares as offered herein.

Further, by tendering your Shares, you are agreeing  that in any legal action brought to resolve any disputes that may arise between you and the Purchaser or the Depositary, the prevailing party in any such action will be entitled to recover attorney fees and costs. However, by so doing, you are not waiving any of your rights under the federal securities laws or any rule or regulation thereunder.

Section 2. Acceptance for Payment and Payment for Shares; Proration.  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment, and will pay for, Shares validly tendered and not withdrawn in accordance with Section 4, promptly following the Expiration Date and upon confirmation from the Corporation that the Shares have been transferred to the Purchaser.  In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Assignment Form (or facsimile thereof) and any other documents required by the Assignment Form.  Based upon the Purchaser’s experience and information received from the Corporation’s transfer agent, confirmation will generally occur no more than 10 days after the transfer agent's receipt of the documentation described in the instructions provided with the Assignment Form.  The Purchaser will pay for the shares within three business days thereafter.

The Purchaser desires to purchase up to 150,000 Shares.  If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 150,000, we will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer.  However, if more than 150,000 Shares are so tendered and not withdrawn, we will accept for payment and pay for 150,000 Shares so tendered, pro rata according to the number of Shares so tendered, adjusted by rounding down to the nearest whole number of Shares tendered by each Shareholder to avoid purchases of fractional Shares, as appropriate.

In the event that proration is required, because of the difficulty of immediately determining the precise number of Shares to be accepted, the Purchaser will announce the final results of proration as soon as practicable, but in no event later than three business days following the Expiration Date.  The Purchaser will not pay for any Shares tendered until after the final proration factor has been determined.

For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered Shares when, as and if the Purchaser give oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer.  Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will in all cases be made by deposit of the Offer Price with the Depositary, which will act as agent for the tendering Shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering Shareholders.

Under no circumstances will interest be paid on the Offer Price by reason of any delay in making such payment.

If any tendered Shares are not purchased for any reason (other than due to proration as described above), the Assignment Form with respect to such Shares not purchased will be of no force or effect.  If, for any reason whatsoever, acceptance for payment of, or payment for, any Shares tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser’s rights under Section 13, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the Shares deposited by or on behalf of the Shareholder promptly after the termination or withdrawal of a tender offer), except to the extent that the tendering Shareholders are entitled to withdrawal rights as described in Section 4.

If, prior to the Expiration Date, the Purchaser shall increase the consideration offered to Shareholders pursuant to the Offer, such increased consideration shall be paid for all Shares accepted for payment pursuant to the Offer, whether or not such Shares were tendered prior to such increase.

Section 3. Procedures for Tendering Shares.

Valid Tender.  For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Assignment Form (a copy of which is enclosed with this Offer to Purchase) with any other documents required by the Assignment Form must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date.  A Shareholder may tender any or all Shares owned by such Shareholder.

In order for a tendering Shareholder to participate in the Offer, Shares must be validly tendered and not withdrawn prior to the Expiration Date, which is 11:59 P.M., July 27, 2010, or such date to which the Offer may be extended.

The method of delivery of the Assignment Form and all other required documents is at the option and risk of the tendering Shareholder and delivery will be deemed made only when actually received by the Depositary.

Backup Federal Income Tax Withholding.  To prevent the possible application of 28% backup federal income tax withholding with respect to payment of the Offer Price for Shares purchased pursuant to the Offer, a tendering Shareholder must provide the Depositary with such Shareholder's correct taxpayer identification number and make certain certifications that such Shareholder is not subject to backup federal income tax withholding.  Each tendering Shareholder must insert in the Assignment Form the Shareholder's taxpayer identification number or social security number in the space provided on the front of the Assignment Form.  The Assignment Form also includes a substitute Form W-9, which contains the certifications referred to above.  (See the Instructions to the Assignment Form.)

Other Requirements.  By executing an Assignment Form as set forth above, a tendering Shareholder irrevocably appoints the designees of the Purchaser as such Shareholder's proxies, in the manner set forth in the Assignment Form, each with full power of substitution, to the full extent of such Shareholder's rights with respect to the Shares tendered by such Shareholder and accepted for payment by the Purchaser.  Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment.  Upon such acceptance for payment, all prior proxies given by such Shareholder with respect to such Shares will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective).  The designees of the Purchaser will, with respect to such Shares, be empowered to exercise all voting and other rights of such Shareholder as they in their sole discretion may deem proper at any meeting of Shareholders, by written consent or otherwise.  In addition, by executing a Assignment Form, a Shareholder also assigns to the Purchaser all of the Shareholder's rights to receive dividends from the Corporation with respect to Shares which are accepted for payment and purchased pursuant to the Offer, other than those dividends declared or paid during the period commencing on the Offer Date and terminating on the Expiration Date.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Shares pursuant to the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding.  The Purchaser reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Shares tendered may, in the opinion of the Purchaser’s counsel, be unlawful.  The Purchaser also reserves the right to waive any defect or irregularity in any tender with respect to any particular Shares of any particular Shareholder, and the Purchaser’s interpretation of the terms and conditions of the Offer (including the Assignment Form and the Instructions thereto) will be final and binding.  Neither the Purchaser, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification.

A tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering Shareholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering Shareholder's representation and warranty that (i) such Shareholder owns the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Share complies with Rule 14e-4.  Rule 14e-4 requires, in general, that a tendering security holder actually be able to deliver the security subject to the tender offer, and is of concern particularly to any Shareholders who have granted options to sell or purchase the Shares, hold option rights to acquire such securities, maintain "short" positions in the Shares (i.e., have borrowed the Shares) or have loaned the Shares to a short seller. A Shareholder will be deemed to tender Shares in compliance with Rule 14e-4 and the Offer if the holder is the record owner of the Shares and the holder (i) delivers the Shares pursuant to the terms of the Offer, (ii) causes such delivery to be made, (iii) guarantees such delivery, (iv) causes a guaranty of such delivery, or (v) uses any other method permitted in the Offer (such as facsimile delivery of the Transmittal Letter).

Section 4. Withdrawal Rights.  Except as otherwise provided in this Section 4, all tenders of Shares pursuant to the Offer are irrevocable, provided that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time on or after July 27, 2010.

For withdrawal to be effective a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address or the facsimile number set forth in the attached Assignment Form.  Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn and must be signed by the person(s) who signed the Assignment Form in the same manner as the Assignment Form was signed.

If purchase of, or payment for, Shares is delayed for any reason or if the Purchaser is unable to purchase or pay for Shares for any reason, then, without prejudice to the Purchaser’s rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Purchaser and may not be withdrawn except to the extent that tendering Shareholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding.  Neither the Purchaser, nor the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

Any Shares properly withdrawn will be deemed not to be validly tendered for purposes of the Offer.  Withdrawn Shares may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

Section 5. Extension of Tender Period; Termination; Amendment.  The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares by giving oral or written notice of such extension to the Depositary, (ii) upon the occurrence or failure to occur of any of the conditions specified in Section 13, to terminate the Offer and not accept for payment any Shares by giving oral or written notice of such termination to the Depositary, and (iii) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Shares being sought in the Offer or both or changing the type of consideration) by giving oral or written notice of such amendment to the Depositary prior to the Expiration Date.  Any extension, termination, or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(d)(i) under the Exchange Act.  Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(d)(i) under the Exchange Act), the Purchaser will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a press release.  The Purchaser may also be required by applicable law to disseminate to Shareholders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer.  The Purchaser will not provide a subsequent offering period following the Expiration Date.

If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and  such Shares may be withdrawn to the extent tendering Shareholders are entitled to withdrawal rights as described in Section 4 (generally, if notice of withdrawal is given to the Depositary prior to the Expiration Date).  However, the ability of the Purchaser to delay payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer, except that the Purchaser may delay payment until they receive confirmation from the Corporation that the Shares have been transferred to us.

If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act.  The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information.  With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response.  As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through midnight, Eastern Time.  Any material change in the terms of the Offer will be published, sent, or given to you in a manner reasonably designed to inform you of such change; in most cases we will mail you supplemental materials.

Section 6. Material Federal Income Tax Consequences.  THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER.  For example, this discussion does not address the effect of any applicable foreign, state, local or other tax laws other than federal income tax laws.  Certain Shareholders (including trusts, foreign persons, tax-exempt organizations or corporations subject to special rules, such as life insurance companies or S corporations) may be subject to special rules not discussed below.  This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations, court decisions and Internal Revenue Service ("IRS") rulings and other pronouncements.  EACH SHAREHOLDER TENDERING SHARES SHOULD CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF ACCEPTING THE OFFER, INCLUDING THE APPLICATION OF THE ALTERNATIVE MINIMUM TAX AND FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

Gain or Loss.  A taxable Shareholder will recognize a gain or loss on the sale of such Shareholder's Shares in an amount equal to the difference between (i) the amount realized by such Shareholder on the sale and (ii) such Shareholder's tax basis in the Shares sold.  If the Shareholder reports a loss on the sale, such loss generally could not be currently deducted by such Shareholder except against such Shareholder's capital gains from other investments.

The tax basis in the Shares of a Shareholder will depend upon individual circumstances.  Each Shareholder who plans to tender hereunder should consult with the Shareholder's own tax advisor as to the Shareholder's tax basis in the Shareholder's Shares and the resulting tax consequences of a sale.

A tax-exempt Shareholder (other than an organization described in Code Section 501(c)(7) (social club), 501(c)(9) (voluntary employee benefit association), 501(c)(17) (supplementary unemployment benefit trust), or 501(c)(20) (qualified group legal services plan)) should not be required to recognize unrelated trade or business income upon the sale of its Shares pursuant to the Offer, assuming that such Shareholder does not hold its Shares as a "dealer" and has not acquired such Shares with debt financed proceeds.

Section 7. Effects of the Offer.

Limitations on Resales.  The Purchaser does not believe the provisions of the Corporation's Articles of Incorporation should restrict transfers of Shares pursuant to the Offer.

Effect on Trading Market.  If a substantial number of Shares are purchased pursuant to the Offer the result would be a reduction in the number of Shareholders.  Reducing the number of security holders in certain kinds of equity securities might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security.

Voting Power of Purchaser.  The Purchaser is seeking a maximum of approximately 5.1% of the Shares of the Corporation hereunder, so the Purchaser will not obtain a controlling voting interest in matters subject to a shareholder vote.  The Corporation holds annual meetings to elect directors and conduct other business.  Votes of Shareholders might also be solicited for matters affecting the fundamental structure of the Corporation.  A Shareholder who tenders Shares to the Purchaser grants a proxy to the Purchaser as of the date of acceptance of the tender, granting the Purchaser the right to vote such Shares in its sole discretion as to any matters for which the Corporation has established a record date prior to the time such Shares are transferred by the Corporation to the Purchaser.  The Purchaser reserves the right to exercise any and all rights it might hold in the event that any vote is called by the Corporation, or if, in the future, changes in circumstances would dictate that it or other shareholders exercise their right to vote.

Section 8. Future Plans.  Following the completion of the Offer, the Purchaser, or its affiliates, may acquire additional Shares.  Any such acquisitions may be made through private purchases, one or more future tender offers or by any other means deemed advisable or appropriate.  Any such acquisitions may be at a consideration higher or lower than the consideration to be paid for the Shares purchased pursuant to the Offer.  The Purchaser is seeking to purchase a total of 150,000 Shares.  If the Purchaser acquires fewer than 150,000 Shares pursuant to the Offer, the Purchaser may seek to make further purchases on the open market at prevailing prices, or solicit Shares pursuant to one or more future tender offers at the same price, a higher price or, if the Corporation's circumstances change, at a lower price.  Alternatively, the Purchaser may discontinue any further purchases of Shares after termination of the Offer, regardless of the number of Shares purchased.  The Offer is not made with any current view toward or plan or purpose of acquiring Shares in a series of successive and periodic offers.  Nevertheless, as noted above, the Purchaser reserves the right to gauge the response to this solicitation, and, if not successful in purchasing 150,000 Shares in this Offer, may consider future offers.  Factors affecting the Purchaser’s future interest in acquiring additional Shares include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchaser and its investment fund affiliates, the current diversification and performance of each affiliated fund's portfolio of real estate interests, or actions by unrelated parties to tender for or purchase Shares, the status of and changes and trends in the Corporation's operations, announcement of pending property sales and the proposed terms of sales, and local and national real estate and financial market developments and trends.

The Purchaser has no plans to effect any of the following:

(1) Any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Corporation or any of its subsidiaries;

(2) Any purchase, sale or transfer of a material amount of assets of the Corporation or any of its subsidiaries;

(3) Any material change in the present dividend rate or policy, or indebtedness or capitalization of the Corporation;

(4) Any change in the present board of directors or management of the Corporation, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

(5) Any other material change in the Corporation's corporate structure or business;

(6) Any class of equity securities of the Corporation to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association;

(7) Any class of equity securities of the Corporation becoming eligible for termination of registration under section 12(g)(4) of the Act.

However, if the Purchaser purchases a significant number of the outstanding Shares of the Corporation (pursuant to this and any other tender offers and other purchases), may be in a position to control the Corporation by virtue of being able to vote in board of directors elections and other matters requiring shareholder consent.

Section 9. The Business of the Corporation.  For information about the Corporation, please refer to the annual report prepared by the Corporation that was sent to you earlier, particularly Item 2 of Form 10-K,  and any other materials sent to you by the Corporation.  These documents contain updated information concerning the Corporation, including detailed information regarding the properties owned, including mortgages, rental rates, operations, management, and taxes.  In addition, the Corporation is subject to the information and reporting requirements of the Exchange Act and information about the Corporation, including its Quarterly Reports on Form 10-Q, can be obtained on the Commission's EDGAR system, at its internet web site at www.sec.gov, and are available for inspection at the Commission's principal office in Washington, D.C.

The address of American Spectrum Realty Inc. (the “Corporation”)'s principal executive offices is 2401 Fountain View, Suite 510, Houston, TX  77057, Telephone: (713) 706-6200.  As of May 10, 2010, 2,922,794 shares of the Corporation’s Common Stock ($.01 par value) were outstanding.  The Corporation’s shares of Common Stock are traded on the NYSE AMEX under the symbol AQQ.

High and low bid quotes for the Common Stock for the last two years are as follows (All quotes are adjusted to reflect the stock dividend issued May 7, 2010:

	High	Low
2010
First Quarter	$11.75	$8.80

2009
First Quarter	12.350	8.500
Second Quarter	11.000	8.500
Third Quarter	11.375	6.345
Fourth Quarter	11.200	7.750

2008
Second Quarter	23.805	12.250
Third Quarter	22.125	15.600
Fourth Quarter	16.500	12.350

Section 10. Conflicts of Interest.  The Depositary is affiliated with the Purchaser.  Therefore, by virtue of this affiliation, the Depositary may have inherent conflicts of interest in acting as Depositary for the Offer. Specifically, because the Depositary and the Purchaser are affiliated, there is the potential risk that the Purchaser would be able to control the tendered shares without actually having purchased them, which would be illegal.  However, the Purchaser has no intention of taking any illegal action, including the potential conflict described. The Purchaser believes that the Depositary's role is administrative only, however, and any conflict of interest should not be deemed material to Shareholders.

Section 11. Certain Information Concerning the Purchaser.  For information concerning the Purchaser and its respective principals, please refer to Schedule I attached hereto.  The principal business of the Purchaser is investment in securities, particularly real estate-based securities.  The principal business address of the Purchaser is 32 Washington Ave., Suite B, Point Richmond, CA 94801; Telephone: (510) 619-3636/3637.

The Purchaser’s members have made binding commitments to contribute and have available sufficient amounts of capital necessary to fund the acquisition of all Shares subject to the Offer, the expenses to be incurred in connection with the Offer, and all other anticipated costs of the Purchaser.  The Purchaser is not a public company and has not prepared audited financial statements or financial statements prepared in accordance with generally accepted accounting principles.  Purchaser and its affiliates have been in the business of purchasing illiquid and listed real estate securities, both in open market transactions and by means of tender offers, since 1980 and have acquired more than $170 million in such securities for affiliated portfolios during the last thirty years and advised on transactions exceeding $2 billion cumulatively.  The Purchaser has binding funding commitments from sources committed to making such investments with financial resources that are more than sufficient to fund the Purchaser’s collective obligation to purchase Shares in this Offer and any other outstanding tender offers.

Except as otherwise set forth herein, (i) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser beneficially owns or has a right to acquire any Shares, (ii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser, or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares within the past 60 days, (iii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Corporation, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof; joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, except that an affiliate of a non-managing member of the Purchaser has had several contacts with management of the Corporation over the year prior to the date of this Offer concerning a wide variety of topics, but no details of this Offer, were discussed,  (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of the Purchaser or, to the best knowledge of the Purchaser, the persons listed on Schedule I, or any affiliate of the Purchaser on the one hand, and the Corporation or its affiliates, on the other hand, (v) there have been no contracts, negotiations or transactions between the Purchaser, or to the best knowledge of the Purchaser, any affiliate of the Purchaser on the one hand, the persons listed on Schedule I, and the Corporation or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) no person listed on Schedule I has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), (vii) no person listed on Schedule I has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of; or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, and (viii) all persons on Schedule I are U.S. citizens.

The Purchaser reserves the right to transfer or assign to one or more of the Purchaser’s affiliates, in whole or from time to time in part, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve the Purchaser of their obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer. The Purchaser has no intention of transferring or assigning to any affiliate the right to purchase shares tendered in the Offer.  However, if the Purchaser did transfer or assign such right, the Purchaser would amend the Schedule TO-T to include such transferee or assignee as a bidder.

Section 12. Source of Funds.  Pursuant to the binding subscription agreements executed by the members that caused them to become members of the Purchaser, the members agreed to contribute all the funds required to acquire the shares tendered pursuant to the offer. Purchasing the maximum amount of shares sought in the offer would require $765,000, and an additional $5,000 to $10,000 may be required to pay related fees and expenses. The Purchaser anticipates funding all of the purchase price and related expenses through its existing committed capital. Should the members default on their binding commitments, we have no alternative financing plan.

Section 13. Conditions of the Offer.  Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or to pay for any Shares tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer shall have been obtained or occurred on or before the Expiration Date.  As of the Offer Date, the Purchaser is unaware of any such required authorizations, approvals, or waiting periods relating to this Offer.

The Purchaser shall not be required to accept for payment or pay for any Shares and may terminate or amend the Offer as to such Shares if; at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

(a)  a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Shares by the Purchaser, (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Corporation's Shareholders, (iii) requires divestiture by the Purchaser of any Shares, (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer (see the discussion of such benefits in the Summary Term Sheet and Introduction sections of the Offer to Purchase) or (v) materially adversely affects the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser or the Corporation, in the reasonable judgment of the Purchaser;

(b)  there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which will, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

(c)  any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Corporation, which, in the reasonable judgment of the Purchaser, is or will be materially adverse to the Corporation, or the Purchaser shall have become aware of any fact that, in the reasonable judgment of the Purchaser, does or will have a material adverse effect on the value of the Shares;

(d)  there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(e)  it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) more than fifty percent of the outstanding Shares have been or are proposed to be acquired by another person (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Shares beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Shares.

The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser or may be waived by the Purchaser in whole or in part at any time and from time to time prior to the Expiration Date in their sole exercise of reasonable discretion, and the Offer will remain open for a period of at least three business days following any such waiver of a material condition.  However, if Purchaser waives a certain condition for one tendering Shareholder, it will waive that condition for all Shareholders tendering Shares.  Any determination by the Purchaser concerning the events described above will be final and binding upon all parties, subject, of course, to the parties' ability to seek review of any contested determination by an arbitrator pursuant to Section 16.

Section 14. Certain Legal Matters.

General.  Except as set forth in this Section 14, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer.  Should any such approval or other action be required, it is the Purchaser’s present intention that such additional approval or action would be sought.  While there is no present intent to delay the purchase of Shares tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Corporation's business, or that certain parts of the Corporation's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser to elect to terminate the Offer without purchasing Shares thereunder. The Purchaser’s obligation to purchase and pay for Shares is subject to certain conditions, including conditions related to the legal matters discussed in this Section 14.

Antitrust.  The Purchaser does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Shares pursuant to the Offer.

Margin Requirements.  The Shares are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

State Takeover Laws.  A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein.  The Purchaser is not seeking a controlling block of Shares or such a number of Shares as to fall within these state statutes and, therefore, does not believe that any anti-takeover laws apply to the transactions contemplated by the Offer.

Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer or any action taken in connection herewith is intended as a waiver of such right.  If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer.  In such case, the Purchaser may not be obligated to accept for purchase or pay for any Shares tendered.

Section 15. Fees and Expenses.  The Purchaser has retained Tender Manager Depositary, LLC, an affiliate of the Purchaser, to act as Depositary in connection with the Offer.  The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.  The Purchaser will also pay all costs and expenses of printing, publication and mailing of the Offer and all costs of transfer.

Section 16. Miscellaneous.  THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) SHAREHOLDERS IN ANY STATE IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.  THE PURCHASER IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Assignment Form and, if given or made, such information or representation must not be relied upon as having been authorized.

Further, by tendering your Shares, you are agreeing  that in any legal action brought to resolve any disputes that may arise between you and the Purchaser or the Depositary, the prevailing party in any such action will be entitled to recover attorney fees and costs.

SCHEDULE I
THE PURCHASER AND ITS RESPECTIVE PRINCIPALS

The Purchaser is:

Series A (AQQ) of Tender Investors, LLC, a Delaware series limited liability company

The names of the controlling persons and executive officers of Series A (AQQ) of Tender Investors, LLC, a Delaware series limited liability company are set forth below.  Each individual is a citizen of the United States of America.  The principal business address of Series A (AQQ) of Tender Investors, LLC, a Delaware series limited liability company is 32 Washington Ave., Suite B, Point Richmond, CA 94801 and the business telephone number is (510) 619-3636/3637.

The Manager of Series A (AQQ) of Tender Investors, LLC, a Delaware series limited liability company is Tender Investors Manager, LLC (“TIM”).  The manager and sole member of TIM is Apex Real Estate Advisors, LLC, which is owned by Brent Donaldson and Arnold Brown whose biographical information appears below, and whose principal business address and principal business telephone number is the same as that of  Series A (AQQ) of Tender Investors, LLC, a Delaware series limited liability company above .

Brent Donaldson

Mr. Donaldson has, since 1980, invested in portfolios of existing, non-listed and thinly traded real estate investments on a secondary basis; managed real estate private equity funds of funds; he was also instrumental in the institutional secondary market in real estate commingled funds; Mr. Donaldson has also participated in REIT fund management, advised various public pension plans and directed M&A advisory activities.  Donaldson is a Principal of Tender Investors Manager, the manager of the LLC making The Offer, as well as a principal of Apex Real Estate Advisors (1998-present), 32 Washington Avenue, Suite B, Point Richmond, CA 94801.  Mr. Donaldson was Co-founder and President of Liquidity Financial Group, predecessor of Apex Real Estate Advisors, from 1980-98.

Arnold Brown

Mr. Brown has 30 years of experience in real estate investment and portfolio management, restructuring and turnaround, in both public and private companies.  He has been involved in valuing partial interests and in managing portfolios of non-listed real estate securities since 1983, when he became president of MacKenzie Securities, one of the early entrants in the real estate limited partnership secondary market.  He has also served as CFO and director of a NYSE listed REIT.  Mr. Brown is a Principal of Tender Investors Manager, the manager of the LLC making The Offer as well as a principal of Apex Real Estate Advisors (1998-present), 32 Washington Avenue, Suite B, Point Richmond, CA 94801.

The remainder of this page intentionally left blank.